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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JANUARY 10, 1996

                               MCN CORPORATION
            (Exact name of registrant as specified in its charter)

       MICHIGAN                 1-10070            38-2820658
State of Incorporation     (Commission File     (I.R.S. Employer
                                Number)         Identification No.)

 500 GRISWOLD STREET, DETROIT, MICHIGAN               48226
(Address of principal executive offices)           (Zip Code)

             Registrant's telephone number, including area code:
                                (313) 256-5500

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ITEM 5. OTHER EVENTS

               MCN SUBSIDIARIES ACQUIRE GAS AND OIL PROPERTIES


    MCN Corporation ("MCN"), through subsidiaries of MCN Investment Corporation ("MCN Investment"), recently acquired certain gas producing and pipeline properties in Virginia from companies of CONSOL Coal Group (CONSOL). CONSOL is one of the United States' largest coal producers, mining 72.2 million tons in 1994.

    The acquisition includes a 100% interest in 130 producing wells and rights to undertake additional development drilling on approximately 100,000 acres of Virginia coal bed methane properties. The transaction also included approximately 80 miles of gathering lines and a 50% interest in a 40 mile major gathering line connecting these and other gas reserves to a major interstate pipeline. These coal bed methane reserves are part of coal production properties owned by CONSOL. A portion of current production from wells drilled prior to January 1, 1993 qualify for federal income tax credits of about $1 an Mcf.

    In separate transactions with other parties, MCN, through subsidiaries of MCN Investment, also acquired certain gas and oil properties in Texas, Oklahoma, Kansas, Colorado and North Dakota.

    The total cost of all the acquisitions is $120 million. MCN's interest in all the properties include proved reserves of 235 Bcf of natural gas,
    1.3 million barrels of proved oil reserves, and a significant amount of probable and potential reserves. Since 1992 when MCN began investing in the exploration and production business, its proved gas reserves has grown significantly and exceeds 800 Bcf as of year-end 1995.

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                                  SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            MCN CORPORATION

                                       By /s/ Sebastian Coppola
                                          ----------------------------
                                          Sebastian Coppola
                                          Vice President and Treasurer

Date:  January 10, 1996